Exhibit 99.1
Kimball Electronics Announces the Acquisition of the Assets of Aircom Manufacturing, Inc.

JASPER, Ind., July 18, 2016 (GLOBE NEWSWIRE) -- Kimball Electronics (Nasdaq:KE) announced today the acquisition of the assets of Aircom Manufacturing, Inc., an Indianapolis-based contract manufacturing company that specializes in metal fabrication, plastic injection molding, and assembly. “Completing the Aircom acquisition is another important step in our strategy to expand our package of value by offering our customers design engineering and manufacturing expertise in precision metals and plastics,” stated Don Charron, Chairman and CEO of Kimball Electronics.

Aircom, former parent company of Medivative Technologies, LLC, was founded by Mr. Robert Lyon in 1960 and has been owned and operated by the Lyon family for over 55 years. “We are very proud of what our company has accomplished over all these years and we are happy to have had a positive impact on the lives of our employees,” stated Ron Lyon, President of Aircom. “We share our employees’ excitement as they look forward to a bright future as new members of the Kimball family.”

As part of the transaction, Kimball Electronics acquired Aircom’s 80,000 square-foot manufacturing facility, production equipment, and inventory, assumed specified liabilities and hired approximately 100 Aircom employees.

About Kimball Electronics, Inc.
Recognized with a reputation for excellence, Kimball Electronics is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics employees know they are part of a company culture that builds lasting relationships and global success for customers while enabling employees to share in the Company’s success through personal, professional, and financial growth.
Kimball Electronics trades under the symbol “KE” on The NASDAQ Stock Market. Kimball Electronics is a global contract electronic manufacturing services (“EMS”) company that specializes in durable electronics for the medical, automotive, industrial, and public safety markets. Kimball Electronics is well recognized by customers and industry trade publications for its excellent quality, reliability, and innovative service. From its manufacturing operations in the United States, Mexico, Thailand, Poland, China, and Romania, Kimball Electronics provides engineering, manufacturing, and supply chain services which utilize common production and support capabilities to a variety of industries globally. Kimball Electronics is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.
“Lasting relationships. Global success.”
CONTACT:
Adam W. Smith
Treasurer
Telephone 812.634.4000
E-mail: Investor.Relations@kimballelectronics.com